                                                                     EXHIBIT 9.1

                          STOCKHOLDER SUPPORT AGREEMENT

          This STOCKHOLDER SUPPORT AGREEMENT, dated as of November 14, 2000 (the "Agreement"), is by and among Earlychildhood.com, LLC, a California limited liability company ("Earlychildhood") and the stockholders of SmarterKids.com, Inc., a Delaware corporation ("SmarterKids") listed on the signature page(s) hereto (collectively, the "Stockholders" and, individually, a "Stockholder"). Capitalized terms used in this Agreement, unless specifically defined herein, shall have the meanings given to them in the Contribution Agreement and Plan of Reorganization and Merger, dated as of the date hereof (the "Merger Agreement"), by and among Earlychildhood, SmarterKids, S-E Educational Holdings Corp., a newly-formed Delaware corporation, one-half of the issued and outstanding capital stock of which is owned by each of Earlychildhood and SmarterKids ("Holdings") and S-E Educational Merger Corp., a newly-formed Delaware corporation and a wholly-owned subsidiary of Holdings ("Merger Sub").

          WHEREAS, as of the date hereof, each of the Stockholders own of record and beneficially (i) the shares of common stock, $.01 par value per share (the "Common Stock"), of SmarterKids as is set forth next to the name of such Stockholder in Column II of Annex A hereto and (ii) the options to acquire shares of Common Stock as is set forth next to the name of such Stockholder on
Schedule 1.1(c) hereto (collectively, the "Shares");

          WHEREAS, concurrently with the execution of this Agreement, Earlychildhood and SmarterKids have entered into the Merger Agreement pursuant to which, and upon the terms and subject to the conditions set forth therein, the combination of Earlychildhood and SmarterKids shall be effected through (i) the contribution to Holdings by the holders of LLC Interests of all of the right, title and interest in and to their entire ownership interest in Earlychildhood (the "Contribution") and (ii) the merger of Merger Sub with and into SmarterKids such that SmarterKids becomes a wholly-owned subsidiary of Holdings (the "Merger" and, collectively with the Contribution, the "Transactions");

          WHEREAS, as a condition to the willingness of Earlychildhood and SmarterKids to enter into the Merger Agreement, Earlychildhood has required that the Stockholders agree, and in order to induce Earlychildhood to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement; and

          WHEREAS, prior to the date hereof, Earlychildhood and the Stockholders had no agreement, arrangement or understanding (as such terms are used in Section 203 of the DGCL) for the purpose of acquiring, holding, voting or disposing of the Shares.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I.

Section 1.1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. As of the date hereof and as of the date of the Closing under the Merger Agreement, each Stockholder on its own behalf hereby represents and warrants to Earlychildhood with respect to itself and its ownership of the Shares as follows:

          (a) Stockholder is the sole owner of record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meaning will apply for all purposes of this Agreement) of, and has good title to, all of the Shares set forth adjacent to such Stockholder's name on Annex A, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, charge, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares) or limitation (each, a "Lien") except for immaterial Liens which shall not materially affect such Stockholder's ability to perform its obligations under this Agreement.

          (b) The Shares constitute all of the securities (as defined in Section 3(10) of the Exchange Act, which definition will apply for all purposes of this Agreement) of SmarterKids beneficially owned, directly or indirectly, by Stockholder, excluding any securities beneficially owned by any of its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definitions will apply for all purposes of this Agreement), as to which it does not have voting or investment power.

          (c) Except as set forth on Schedule 1.1(c), and except for the Shares, Stockholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of SmarterKids that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of SmarterKids that are or may by their terms become entitled to vote, nor is Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement, that allows or obligates it to vote or acquire any securities of SmarterKids. Stockholder has the exclusive power to vote the Shares set forth adjacent to such Stockholder's name on Annex A and has not granted a proxy to any other individual, corporation, partnership (general or limited), limited liability company, joint venture, association, trust, unincorporated organization or other entity (collectively, a "Person") to vote such Shares, subject to the limitations set forth in this Agreement.

          (d) Each Stockholder that is a corporation or partnership, as the case may be, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

          (e) This Agreement and each Transaction Document to which Stockholder is a party has been duly executed and delivered by Stockholder and, assuming due authorization, execution and delivery of this Agreement by Earlychildhood and SmarterKids, constitute a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with their terms, except that (i) the enforceability hereof or thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors' rights generally and
(ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (f) Neither the execution and delivery of this Agreement and each of the Transaction Documents to which Stockholder is a party, nor the performance by Stockholder of its obligations hereunder or thereunder will, nor will the consummation of the transactions contemplated by this Agreement and the Merger Agreement, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration or result in the creation of any Lien on any Shares under, or require a consent or waiver under (collectively, a "Conflict"), (i) its organizational documents, (ii) any note, bond, mortgage, indenture lease, contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder is bound, to the extent such Conflict would materially affect Stockholder's ability to consummate the transactions contemplated hereby or (iii) any permit, franchise, license, statute, injunction, judgment, writ, decree, order, ruling, rule or regulation applicable to Stockholder, to the extent such Conflict would materially affect Stockholder's ability to consummate the transactions contemplated hereby.

          (g) Neither the execution and delivery of this Agreement nor the performance by Stockholder of its obligations hereunder will violate any law, decree, statute, rule or regulation applicable to Stockholder or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any corporation, Person, firm, Governmental Entity or public or judicial authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder or the federal securities laws. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which any of the Stockholders is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the Stockholders with the terms hereof.

                                   ARTICLE II.

Section 2.1.  TRANSFER OF THE SHARES; NON-INTERFERENCE.

          (a) During the term of this Agreement, no Stockholder shall (i) tender into any tender or exchange offer or otherwise offer to sell, sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any Lien, any of the Shares, (ii) other than in connection with this Agreement, deposit the Shares into a voting trust, enter into any voting agreement or similar arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, or take any action inconsistent with this Agreement or the Merger Agreement without having obtained the prior written consent of Earlychildhood, (iii) other than this Agreement enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any shares of Common Stock or any other securities of SmarterKids, (iv) take any action that would make any representation of such Stockholder contained herein untrue or incorrect or would result in a breach by such Stockholder of its obligations under this Agreement or a breach by SmarterKids of its obligations under the Merger Agreement or (v) take any action that would have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement or SmarterKids from performing its obligations under the Merger Agreement.

          (b) Nothing herein shall prevent a Stockholder from transferring Shares by gift, transfer to a trust or distribution, provided that (i) any such gift, transfer or distribution is permissible under the form of Lock-Up Agreement attached as Exhibit C to the Merger Agreement and (ii) each donee, transferee or distributee, as applicable, executes, concurrently with such gift, transfer or distribution, a counterpart signature page hereto and agrees to be bound hereby.

SECTION 2.2.  ADJUSTMENTS.

          (a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of SmarterKids on, of or affecting the Shares or the like or any other action that would have the effect of changing any of the Stockholders' ownership of SmarterKids's capital stock or other securities or
(ii) any of the Stockholders becomes the beneficial owner of any additional shares of Common Stock or other securities of SmarterKids, then the terms of this Agreement will apply to the shares of capital stock held by any such Stockholder immediately following the effectiveness of the events described in clause (i) or any such Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder and the term Shares shall be deemed to refer to and include such shares of Common Stock and other securities.

          (b) Each Stockholder hereby agrees, while this Agreement is in effect, promptly to notify Earlychildhood of the number of any new shares of the Common Stock acquired by Stockholder, if any, after the date hereof and to update Annex A hereof, as applicable, to increase the number of Shares set forth therein to reflect any changes resulting from the events discussed in Section 2.2(a) above. To the extent required under the Merger Agreement, each of the events described in Section 2.2(a) shall require the prior written consent of Earlychildhood.

SECTION 2.3. STOP TRANSFER. Each Stockholder hereby agrees with, and covenants to, each other party hereto, that such Stockholder shall not request that SmarterKids register the transfer (book entry or otherwise) of any certificate or uncertificated interest representing any of its Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2.1 hereof). SmarterKids agrees with, and covenants to, each other party hereto that SmarterKids shall not register the transfer (book entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2.1 hereof).

                                  ARTICLE III.

Section 3.1.  VOTING OF SHARES; NO INCONSISTENT AGREEMENT.

          (a) Until the termination of this Agreement in accordance with the terms hereof, each Stockholder hereby agrees that, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of SmarterKids, however called, and in any action by written consent of the stockholders of SmarterKids, such Stockholder will vote (or cause to be voted) all of its Shares (i) in favor of the Merger, the approval and adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement or any amendment thereto; (ii) in favor of any other matter necessary to the consummation of the Merger and the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of SmarterKids; and (iii) against any Alternative Transaction and against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement under this Agreement or the Merger Agreement or which is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely effect this Agreement, the Merger Agreement, the Merger, the other transactions contemplated by this Agreement and the Merger Agreement or the benefits to Earlychildhood resulting herefrom or therefrom. In addition, no Stockholder will take any action, directly or indirectly, until the termination of this Agreement in contravention of this Agreement or the Merger Agreement or to cause SmarterKids to take any action in contravention of the Merger Agreement or the transactions contemplated thereby. Stockholder also agrees that it will, upon request by Earlychildhood, furnish written confirmation, in form and substance reasonably satisfactory to Earlychildhood, of such Stockholder's support for the Merger Agreement. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement and the opportunity to consult its own legal counsel in regard to the Merger Agreement and this Agreement.

          (b) Each Stockholder agrees that it shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained herein, including in this Section 3.1.

SECTION 3.2. NO SOLICITATION. Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees (a) that it will not, nor will it authorize or permit any of its officers, directors, employees, financial advisors, attorneys, accountants and other representatives or agents, directly or indirectly through another person, to (i) solicit, initiate, facilitate or encourage any inquiries, offers or proposals by or from a Third Party that constitute, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or execute any agreement with respect to an Acquisition Proposal, (iii) engage in or continue negotiations or discussions with any Third Party concerning, or, except pursuant to a governmental request for information, otherwise communicate or provide any non-public information to any Third Party relating to any Acquisition Proposal, (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or (v) take, or consent to take, any other action inconsistent with its obligations under this Section 3.2 or SmarterKids's obligations under Section
5.3 of the Merger Agreement; and (b) that it will notify Earlychildhood in writing as promptly as practicable (and in any event within 24 hours) if any Acquisition

Proposal is received or any inquiries, proposals or offers with respect to an Acquisition Proposal are received by or any information or documents are requested from or any negotiations or discussions are sought to be initiated or continued with, it or any of its Affiliates, such written notice to contain the identity of the other party (including the name of such other party and a copy of any offer or proposal and any supporting documentation), and the terms and conditions of such proposal or offer.

                                   ARTICLE IV.

Section 4.1. TERMINATION. This Agreement shall become effective on the date hereof and shall continue in effect until the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the consummation of the Transactions.

SECTION 4.2. EXPENSES. Except as otherwise expressly provided in the Merger Agreement, all costs and expenses incurred by any of the parties hereto will be borne by the party incurring such costs and expenses. Earlychildhood, on the one hand, and the Stockholders, on the other hand, will indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of action taken by him, it or any of them, as the case may be.

SECTION 4.3. RELIANCE. Each Stockholder agrees and acknowledges that Earlychildhood is entering into the Merger Agreement in reliance upon each Stockholder's execution and delivery of this Agreement.

SECTION 4.4. FURTHER ASSURANCES. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby. In addition to the foregoing, each Stockholder agrees that, if requested by Earlychildhood, it will appoint Earlychildhood, or any nominee thereof, with full power of substitution during the term of this Agreement, as its attorney-in-fact and proxy for purposes of voting (or causing the voting of) all Shares beneficially owned by such Stockholder in accordance with Section 3.1 hereof and taking all such other action as may be required to give effect to this Agreement. Such proxy and power of attorney will be coupled with an interest and shall be irrevocable during and for the term of this Agreement.

SECTION 4.5. ENFORCEMENT OF THE AGREEMENT. The Stockholders acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 4.6.  MISCELLANEOUS.

          (a) All representations and warranties contained herein will terminate upon the termination of this Agreement. The covenants and agreements made herein will survive the Closing Date in accordance with their respective terms.

          (b) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in writing and signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements among such parties with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

          (d) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

          (e) With respect to any suit, action or proceeding initiated by a party to this Agreement arising out of, under or in connection with this Agreement, each Stockholder and Earlychildhood hereby submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware and irrevocably waive, to the fullest extent permitted by law, any objection that they may now have or hereafter obtain to the laying of venue in any such court in any such suit, action or proceeding.

          (f) The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

          (g) All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by facsimile, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to Earlychildhood:

               Earlychildhood.com, LLC

               2 Lower Ragsdale Drive
               Suite 200
               Monterey, CA  93940
               Attention:  Ronald Elliott
               Facsimile:  (831) 771-5587

               With a copy to:

               Latham & Watkins
               633 W. Fifth St., Suite 4000
               Los Angeles, CA 90071
               Attention:  Jeffrey L. Kateman, Esq.
               Facsimile:  (213) 891-8763

          If to SmarterKids:

               SmartKids.com, Inc.
               15 Crawford Street
               Needham, MA 02494
               Attention:  Bob Cahill
               Facsimile:  (781) 449-4887

               With a copy to:

               Testa, Hurwitz & Thibeault
               125 High Street
               Boston, MA 02110
               Attention:  Gordon H. Hayes, Jr., Esq.
               Facsimile:  (617) 248-7100

          If to a Stockholder:

               At the address(es) beneath such Stockholder's name on Annex A to this Agreement.

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

          (h) This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

          (i) This Agreement shall be executed at the same time as the Merger Agreement and at such time shall be valid and binding obligations of each of the parties and signatories thereto.

          (j) Neither this Agreement nor any of the rights or obligations of any party hereto may be assigned without the prior written consent of the other parties hereto, except that

Earlychildhood may, without such consent, assign this Agreement and any of such rights and obligations to one or more of its affiliates. Any such assignment shall not, however, act as a release of the assigning Person. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, and no other Person shall have any right, benefit or obligation hereunder.

          (k) If any term or provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

          (l) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.



                            [Signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Stockholder Support Agreement on the date first above written.

                            EARLYCHILDHOOD.COM, LLC


                            By:  /s/ Ronald C. Elliott
                               -------------------------------
                              Name:  Ronald C. Elliott
                              Title:

                            STOCKHOLDERS:

                            NORTH BRIDGE VENTURE PARTNERS III, L.P.

                            By: NORTH BRIDGE VENTURE MANAGEMENT III, L.P., its General Partner


                           By:   /s/ Richard A. D'Amore
                               -------------------------------
                              Name:  Richard A. D'Amore
                              Title: General Partner

                            COMMONWEALTH CAPITAL VENTURES II, L.P.

                            By:  COMMONWEALTH CAPITAL VENTURES II, L.P., its
                                General Partner


                            By:  /s/ Michael Fitzgerald
                               -------------------------------
                              Name:  Michael Fitzgerald
                              Title: General Partner

                            DAVID BLOHM, an Individual


                                 /s/ David Blohm
                            ---------------------------------
                                     David Blohm

                            JEFF PUCCI, an Individual


                                 /s/ Jeff Pucci
                            ---------------------------------
                                     Jeff Pucci

                            RICHARD VIARD, an Individual

                             /s/ Richard Viard
                            ---------------------------------
                                Richard Viard


                            ALBERT NOYES, an Individual

                             /s/ Albert Noyes
                            ---------------------------------
                                Albert Noyes


                            RICHARD SECOR, an Individual

                             /s/ Richard Secor
                            ---------------------------------
                                Richard Secor


                            RICHARD D'AMORE, an Individual

                             /s/ Richard D'Amore
                            ---------------------------------
                                Richard D'Amore


                            MICHAEL FITZGERALD, an Individual

                             /s/ Michael Fitzgerald
                            ---------------------------------
                                Michael Fitzgerald


                            MICHAEL KOLOWICH, an Individual

                             /s/ Michael Kolowich
                            ---------------------------------
                                Michael Kolowich


                            BRIAN HICKEY, an Individual

                             /s/ Brian Hickey
                            ---------------------------------
                                Brian Hickey


                            ROBERT CAHILL, an Individual

                             /s/ Robert Cahill
                            ---------------------------------
                                Robert Cahill

                                     ANNEX A

                          SHARES OWNED BY STOCKHOLDERS

Column I                                              Column II
Stockholder                                           Shares held as of the date
-----------                                           --------------------------
                                                      hereof
                                                      ------

North Bridge Venture Partners III, L.P...........     2,967,817

Commonwealth Capital Ventures II, L.P............     1,858,908

Jeff Pucci.......................................       501,000

Richard Viard....................................       499,500

Albert Noyes.....................................       247,000

Michael Kolowich.................................       155,000

                                 SCHEDULE 1.1(c)

            CONVERTIBLE SECURITIES BENEFICIALLY OWNED BY STOCKHOLDERS

                Optionee                          Outstanding Options
                --------                          -------------------

David Blohm.........................                   1,072,000

Robert Cahill.......................                     245,000

Richard D'Amore.....................                      45,000

Michael Fitzgerald..................                      45,000

Brian Hickey........................                      45,000

Michael Kolowich....................                      75,000

Albert Noyes........................                     439,000

Jeff Pucci..........................                     570,000

Richard Secor.......................                     310,000

Richard Viard.......................                     570,000